Exhibit 2.1(b)

AMENDMENT NO. 2 TO THE
SHARE EXCHANGE AGREEMENT

This AMENDMENT NO. 2 TO THE SHARE EXCHANGE AGREEMENT, dated and effective as of January 15, 2010 (this "Amendment"), is entered into by and among SRKP 22, Inc., a Delaware corporation (the “Company”), China Intelligent Electronic Holding Limited, a British Virgin Islands corporation (“China Intelligent”), and Li Xuemei, the sole shareholder of China Intelligent (the “Shareholder”). The Company, China Intelligent and the Shareholder are collectively referred to herein as the “Parties.” Terms not defined in this Amendment shall have such meanings as set forth in the Agreement (as defined below).

WITNESSETH:

WHEREAS, the Parties entered into that certain Share Exchange Agreement dated as of October 20, 2009, and as amended on November 25, 2009 (the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement by entering into this Amendment;

WHEREAS, the Company desires to acquire from the Shareholder, and the Shareholder desires to transfer to the Company, the China Intelligent Shares in exchange (the “Exchange”) for the issuance by the Company of, as amended by this Amendment, an aggregate of 14,195,496 shares (the “Company Shares”) of Company Common Stock to the Shareholder and/or her designees on the terms and conditions set forth in the Agreement, as amended by this Amendment;

WHEREAS, after giving effect to the Exchange, the Share and Warrant Cancellation, and the Equity Financing (if fully subscribed), there will be approximately 19,787,401 shares of Company Common Stock issued and outstanding (excluding 1,580,708 warrants); and

WHEREAS, Section 10.5 of the Agreement permits the parties to amend the Agreement only by a written instrument executed by the Parties.

NOW, THEREFORE, for good and valuable consideration and in consideration of the respective representations, warranties, covenants and agreements set forth in the Agreement, the parties hereby agree to amend the Agreement as follows:

AGREEMENT:

1.            The recitals of the Agreement are hereby amended and restated in their entirety as follows:

WHEREAS, the Shareholder owns all of the issued and outstanding shares of the capital of China Intelligent (the “China Intelligent Shares”) which is the 100% parent of Hyundai Light & Electric (Huizhou) Company Limited, a company organized under the laws of the People’s Republic of China (the “Subsidiary”);

WHEREAS, the Company desires to acquire from the Shareholder, and the Shareholder desires to sell to the Company, the China Intelligent Shares in exchange for the issuance by the Company of an aggregate of 14,195,496 shares (the “Company Shares”) of the Company’s common stock, $0.0001 par value (“Common Stock”) to the Shareholder and/or her designees on the terms and conditions set forth herein (the “Exchange”);

WHEREAS, after giving effect to the Exchange, the Share and Warrant Cancellation, and the Equity Financing (if fully subscribed as described herein), there will be approximately 19,787,401 shares of Company Common Stock and 1,580,708 warrants to purchase shares of Company Common Stock issued and outstanding; and

WHEREAS, the Parties intend, by executing this Agreement, to implement a “tax-free” contribution and/or reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration, of the promises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

2.            Section 7.1(e) of the Agreement is hereby amended and restated in its entirety as follows:

(e)           Unless otherwise waived as a closing condition, that the Company shall have engaged (i) a public relations firm that is mutually acceptable to the Company and WestPark and shall, among other things, conduct two (2) non-Exchange related road shows each year for the two (2) years after the Closing, and (ii) a Company-sponsored equity research firm that is mutually acceptable to the Company and WestPark.

3.            Section 9.1 of the Agreement is hereby amended and restated in its entirety as follows:

9.1.            Registration Rights.  The Company shall file, within thirty (30) days after the final closing of the Equity Financing and at its expense, with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement (the “Initial Registration Statement”) covering the resale of shares of the Company’s common stock purchased in the Equity Financing.  The Company shall file a registration statement (the “Second Registration Statement”) to register the shares of the Company’s common stock held by those persons (and/or their designees) that are shareholders of the Company immediately prior to the Closing (“Pre-Existing Shareholders”) within ten (10) days following the end of the six (6) month period that immediately follows the date on which the Company files the Initial Registration Statement with the Commission.  The Company shall enter into a Registration Rights Agreement acceptable to the Pre-Existing Shareholders with respect to rights described in this Section 9.1.  In the event the Second Registration Statement is not timely filed to register the shares held by the Pre-Existing Shareholders, or if the Second Registration Statement is not timely declared effective by the Commission, as described in the Registration Rights Agreement, the Company shall issue to such holders penalty shares (the “Penalty Shares”) equal to one percent (1%) of the shares on a monthly basis until the Second Registration Statement is filed with or declared effective by the Commission, as applicable.  However, no Penalty Shares shall be due to the Pre-Existing Shareholders if the Company is using best efforts to cause the Second Registration Statement to be filed and declared effective in a timely manner.

4.            Item 9.1 of the Disclosure Schedules is hereby deleted in its entirety.

5.            Schedule I to the Agreement is hereby amended and restated in its entirety as set forth on Schedule I attached hereto.

6.            Except as amended herein, the Agreement shall remain in full force and effect.

7.            This Amendment may be executed in any number of facsimile counterparts, each of which shall be an original, but which together constitute one and the same instrument.  This Amendment may be executed and delivered by facsimile.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment No. 2 as of the date first set forth above.

SRKP 22, INC.

By:	/s/ Richard Rappaport
Name:	Richard Rappaport
Title:	President

CHINA INTELLIGENT ELECTRONIC HOLDING LIMITED

By:	/s/ Li Xuemei
Name:	Li Xuemei
Title:	Director

LI XUEMEI (THE SHAREHOLDER)

/s/ Li Xuemei

SCHEDULE I
SHAREHOLDERS AND COMPANY SHARES

Name	Number of Company Shares
Li Xue Mei	7,618,696
Liu Bei Jing	800,000
Wang Feng	800,000
Li Hong Guang	850,000
Chen Li Yi	850,000
He Zhong Yong	890,000
Wang Wei Bin	500,000
Joyrise Holdings Limited	600,000
Goldwide Holdings Limited	800,000
Yan Bin	100,000
Wong Tsz Hung	100,000
Zhang Yu Lei	100,000
Ye Yu Han	100,000
Yin Hao Ming	50,000
Liang Yun Qing	36,800

Total	14,195,496